==============================================================================

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               ------------

                               SCHEDULE 13D
                 Under the Securities Exchange Act of 1934



                            INSILCO CORPORATION
                             (Name of Issuer)

                               Common Stock
                             $0.001 PAR VALUE
                      (Title of Class of Securities)

                               ------------

                                 457659704
                              (CUSIP Number)

                    Donaldson, Lufkin & Jenrette, Inc.
                    (Name of Persons Filing Statement)

                             John W. Buttrick
                           Davis Polk & Wardwell
                           450 Lexington Avenue
                         New York, New York 10017
                          Tel. No.: 212 450 4340
                  (Name, Address and Telephone Number of
                   Person Authorized to Receive Notices
                            and Communications)

                              March 24 , 1998
                  (Date of Event which Requires Filing of
                              this Statement)

                               ------------


               If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this
Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or
(4), check the following: [ ]

==============================================================================


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 1 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Silkworm Acquisition Corporation

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

             DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-


11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5
14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 2 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 3 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking Partners II-A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 4 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners - A, L.P.
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 5 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Millennium Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,783,878 - See Item 5

12           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        [ ]
             CERTAIN SHARES*

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             45.5% - See Item 5

14           TYPE OF REPORTING PERSON*

             PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 6 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ EAB Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 7 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Offshore Partners II, C.V.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Netherlands Antilles

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 8 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, LLC

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                   7   SOLE VOTING POWER

                                       -0-

                                   8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY              1,783,878
    EACH REPORTING PERSON
             WITH                  9   SOLE DISPOSITIVE POWER

                                       -0-

                                  10   SHARED DISPOSITIVE POWER

                                       -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                    Page 9 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Merchant Banking II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 10 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 11 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners- A, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5
14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 12 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Associates LP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 13 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Diversified Partners, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
             WITH                   9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 14 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ First ESC, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 15 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ ESC II, L.P.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 16 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ LBO Plans Management Corporation
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
       NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 17 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJMB Funding II, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 18 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     DLJ Capital Investors, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 19 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997 Partners

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 20 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     UK Investment Plan 1997, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 -- See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% -- See Item 5

14   TYPE OF REPORTING PERSON*

     CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 21 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Donaldson Lufkin & Jenrette, Inc.

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [x]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

                                    8   SHARED VOTING POWER
      NUMBER OF SHARES
    BENEFICIALLY OWNED BY               1,783,878
    EACH REPORTING PERSON
            WITH                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC, CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 22 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Equitable Companies Incorporated

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     DE

                                    7   SOLE VOTING POWER

                                        -0-

      NUMBER OF SHARES              8   SHARED VOTING POWER
    BENEFICIALLY OWNED BY
    EACH REPORTING PERSON               1,783,878
            WITH
                                    9   SOLE DISPOSITIVE POWER

                                        -0-

                                   10   SHARED DISPOSITIVE POWER

                                        -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     CO, HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 23 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA - UAP

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                   7    SOLE VOTING POWER

                                        See Item 5

                                   8    SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                9    SOLE DISPOSITIVE POWER

                                        See Item 5

                                  10    SHARED DISPOSITIVE POWER

                                        See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 24 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Finaxa

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

14   TYPE OF REPORTING PERSON*

     HC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 25 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances I.A.R.D. Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 26 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Assurances Vie Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 27 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     AXA Courtage Assurance Mutuelle

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

         NUMBER OF SHARES           8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON            See Item 5
               WITH
                                    9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 28 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Alpha Assurances Vie Mutuelle
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable
 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY            See Item 5
       EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IC
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 29 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Claude Bebear, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
         NUMBER OF SHARES
      BENEFICIALLY OWNED BY             See Item 5
      EACH REPORTING PERSON
               WITH                 9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 30 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Patrice Garnier, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

         NUMBER OF SHARES           8   SHARED VOTING POWER
       BENEFICIALLY OWNED BY
       EACH REPORTING PERSON            See Item 5
               WITH
                                    9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5
 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13D

     CUSIP No. 457659704                                   Page 31 of 31 Pages

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Henri de Clermont - Tonnerre, as AXA Voting Trustee

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

 3   SEC USE ONLY

 4   SOURCE OF FUNDS*

     Not applicable

 5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) or 2(e)                                                    [ ]

 6   CITIZENSHIP OR PLACE OF ORGANIZATION

     Citizen of France

                                    7   SOLE VOTING POWER

                                        See Item 5

                                    8   SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY           See Item 5
        EACH REPORTING PERSON
                 WITH               9   SOLE DISPOSITIVE POWER

                                        See Item 5

                                   10   SHARED DISPOSITIVE POWER

                                        See Item 5

 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,783,878 - See Item 5 (not to be construed as an admission of beneficial ownership)

 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES                [ ]
     CERTAIN SHARES*

 13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     45.5% - See Item 5

 14  TYPE OF REPORTING PERSON*

     IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


               Item 1.  Security and Issuer.

               The class of equity securities to which this statement relates is the common stock, $0.001 par value per share (the "Shares"), of Insilco Corporation, a Delaware corporation ("Insilco"). The principal executive offices of Insilco are located at 425 Metro Place North, 5th Floor, Dublin, Ohio 43017.

               Item 2.  Identity and Background.

               This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"):(1) Silkworm Acquisition Corporation, a Delaware corporation ("Silkworm"); (2) DLJ Merchant Banking Partners II, L.P., a Delaware corporation ("Partners II");
(3) DLJ Merchant Banking Partners II-A, L.P. a Delaware limited partnership ("Partners II-A"); (4) DLJ Millennium Partners, L.P., a Delaware limited partnership ("Millennium"); (5) DLJ Millennium Partners-A, L.P., a Delaware limited partnership ("Millennium-A"); (6) DLJ Offshore Partners II, C.V., a Netherlands Antilles limited partnership ("Offshore II"); (7) DLJ EAB Partners, L.P., a Delaware limited partnership ("EAB"); (8) DLJ Merchant Banking II, LLC, a Delaware limited liability company ("MBII LLC"); (9) DLJ Merchant Banking II, Inc., a Delaware corporation ("MBII INC"); (10) DLJ Diversified Partners, L.P., a Delaware limited partnership ("Diversified"); (11) DLJ Diversified Partners-A, L.P., a Delaware limited partnership ("Diversified-A"); (12) DLJ Diversified Associates, L.P., a Delaware limited partnership ("Diversified Associates"); (13) DLJ Diversified Partners, Inc., a Delaware corporation ("Diversified Partners"); (14) DLJ First ESC L.P., a Delaware limited partnership ("ESC"); (15) DLJ ESC II L.P., a Delaware limited partnership ("ESC II"); (16) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"); (17) DLJ MB Funding II,
Inc., a Delaware corporation ("Funding II"); (18) DLJ Capital Investors, Inc., a Delaware corporation ("DLJCI"); (19) UK Investment Plan 1997 Partners, a Delaware general partnership ("1997 Partners") (20) UK Investment Plan 1997, Inc. ("Plan 1997" and together with the previously listed entities, the "DLJ Entities"); (22) Donaldson, Lufkin & Jenrette,
Inc., a Delaware corporation ("DLJ"); (22) The Equitable Companies Incorporated, a Delaware corporation ("EQ"); (23) AXA-UAP, a societe anonyme organized under the laws of France ("AXA"); (24) Finaxa, a societe anonyme organized under the laws of France; (25) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France; (26) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; (27) AXA Courtage Assurance Mutuelle, a mutual insurance company organized under the laws of France; (28) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France; and (29) Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992, as amended January 22, 1997.

               Partners II, Partners II-A, Millennium, Millennium-A, Offshore II, EAB, Diversified, Diversified-A, Funding II, 1997 Partners, ESC, and ESC II are collectively referred to as the "DLJ Funds".

               Partners II, Partners II-A, Millennium and Millennium-A are Delaware limited partnerships which make investments for long term appreciation. MBII LLC is the Associate General Partner of Partners II and Partners II-A. MBII INC is the Managing General Partner of Partners II and Partners II-A. MBII LLC and MBII INC make all of the investment decisions on behalf of Millennium, Millennium-A, Partners II and Partners II-A.

               EAB is a Delaware limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of EAB and LBO is the Managing General Partner of EAB. MBII LLC and LBO make all of the investment decisions on behalf of EAB.

               Offshore II is a Netherlands Antilles limited partnership which makes investments for long term appreciation. MBII LLC is the Associate General Partner of Offshore II. MBII INC is the Advisory General Partner of Offshore II. MBII LLC and MBII INC make all of the investment decisions on behalf of Offshore II.

               MBII LLC is a Delaware limited liability company and is a registered investment adviser. As the Associate General Partner of Partners II, Partners II-A, Millennium, Millennium-A, EAB and Offshore II, MBII LLC, in conjunction with MBII INC, participates in investment decisions made on behalf of these entities. MBII INC is the managing member of MBII LLC.

               MBII INC is a Delaware corporation and is a registered investment adviser. As the Managing General Partner of Partners II, Partners II-A, Millennium and Millennium-A, and the Advisory General Partner of Offshore II, MBII INC is responsible for the day to day management of these entities and, in conjunction with MBII LLC, participates in investment decisions made on behalf of these entities. MBII INC is a wholly owned subsidiary of DLJCI.

               Diversified and Diversified-A are Delaware limited partnerships which make investments for long term appreciation. A portion of Diversified and Diversified-A's capital commitments are dedicated to making side-by-side investments with Partners II and Partners II-A, respectively. Diversified Associates is the Associate General Partner of Diversified and Diversified-A and Diversified Partners is the Managing General Partner of Diversified and Diversified-A. Diversified Partners is responsible for the day to day management of Diversified and Diversified-A.

               Diversified Associates is a Delaware limited partnership and a registered investment adviser. As the Associate General Partner of Diversified and Diversified-A, Diversified Associates, in conjunction with Diversified Partners and subject to the terms of the partnership agreement of Diversified and Diversified-A, participates in the management of investments of Diversified and Diversified-A. Diversified Partners is the general partner of Diversified Associates.

               Diversified Partners is a Delaware corporation and a registered investment adviser. As the Managing General Partner of Diversified and Diversified-A, Diversified Partners is responsible for the day to day management of Diversified and Diversified-A. In conjunction with Diversified Associates, Diversified Partners participates in the investment decisions made on behalf of Diversified and Diversified-A. Diversified Partners is a wholly owned subsidiary of DLJCI.

               ESC and ESC II are Delaware limited partnerships and "employees' securities companies" as defined in the Investment Company Act of 1940, as amended. LBO, as the Managing General Partner of ESC and ESC II, makes all of the investment decisions on behalf of ESC and ESC II.

               LBO is a Delaware corporation and a registered investment adviser. LBO is a wholly owned subsidiary of DLJCI. As the Managing General Partner of EAB, ESC and ESC II, LBO is responsible for the day-to-day management of EAB, ESC and ESC II.

               Funding II is a Delaware corporation which makes investments for long term appreciation generally side-by-side with Partners II. Funding II is a wholly owned subsidiary of DLJ.

               DLJCI is a Delaware corporation and is a holding company. DLJCI is a wholly owned subsidiary of DLJ.

               1997 Partners is a Delaware general partnership which makes investments for long term appreciation generally side-by-side with Partners
II.  Plan 1997 and DLJ are each general partners of 1997 Partners.

               Plan 1997 is a Delaware corporation. Plan 1997 is a wholly owned subsidiary of DLJ.

               DLJ is a publicly held Delaware corporation. DLJ directly owns all of the capital stock of DLJCI and Plan 1997. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services.

               EQ is a Delaware corporation and is a holding company. As of March 1, 1998, EQ owns, directly or indirectly, 73.2% of DLJ.

               AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies. As of March 1, 1998, approximately 59% of the outstanding common stock of EQ was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over EQ and certain of its insurance subsidiaries, the voting shares of EQ capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to EQ. As of March 1, 1998, AXA directly owned 0.15% of DLJ.

               Finaxa is a societe anonyme organized under the laws of France and is a holding company. As of March 1, 1998, Finaxa controlled directly and indirectly approximately 21.4% of the issued ordinary shares (representing approximately 30.2% of the voting power) of AXA.

               Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Courtage Assurance Mutuelle, and Alpha Assurances Vie Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. Each of the Mutuelles AXA is owned by its policy holders. As of March 1, 1998, the Mutuelles AXA, as a group, control approximately 62.0% of the issued shares (representing approximately 74.0% of the voting power) of Finaxa. Including the ordinary shares owned by Finaxa, on March 1, 1998, the Mutuelles AXA directly or indirectly controlled approximately 24.7% of the issued ordinary shares (representing approximately 34.8% of the voting power) of AXA. Acting as a group, the Mutuelles AXA control AXA and Finaxa.

               Claude Bebear, Patrice Garnier and Henri de Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of EQ capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship and present principal occupation of each of the AXA Voting Trustees are set forth on Schedule I attached hereto.

               The address of the principal business and office of each of the DLJ Entities and DLJ is 277 Park Avenue, New York, New York 10172. The address of the principal business and principal office of EQ is 1290 Avenue of the Americas, New York, New York 10104.

               The address of the principal business and principal office of AXA and the AXA Voting Trustees is 9 Place Vendome, 75001 Paris, France. The address of Finaxa is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is 21, rue de Chateaudun, 75009 Paris, France; of AXA Courtage Assurance Mutuelle is 26, rue Louis le Grand, 75002 Paris, France; and of Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France.

               The name, business address, citizenship, present principal occupation or employment and the name and business address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors, Supervisory Board, or the Conseil d'Administration (French analogue of a Board of Directors) of EQ, AXA, Finaxa and the Mutuelles AXA are set forth on Schedules A through O, respectively, attached hereto.

               During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through O attached hereto, has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

               Item 3.   Source and Amount of Funds or Other Consideration.

               Silkworm has entered into the Voting Agreement ("Voting Agreement") described in the response to Item 4. Neither Silkworm nor any of the other persons listed in the response to Item 2 has expended any funds in connection with the Voting Agreement.

               Item 4. Purpose of Transaction.

               On March 24, 1998, Insilco, Silkworm and INR Holding Co., a Delaware corporation and wholly-owned subsidiary of Insilco ("INR Holding"), entered into the Agreement and Plan of Merger (the "Merger Agreement"). The Merger Agreement provides for an initial reorganization of Insilco whereby an existing wholly-owned subsidiary of INR Holding will form a wholly-owned subsidiary which will merge with and into Insilco, with Insilco being the surviving corporation (the "Reorganization Merger"). In connection with the Reorganization Merger, the existing shareholders of Insilco will exchange their shares in Insilco for shares in INR Holding, resulting in Insilco becoming a wholly-owned subsidiary of INR Holding. Following consummation of the Reorganization Merger, the Merger Agreement provides for the merger of Silkworm with and into INR Holding (the "Merger"), with INR Holding as the surviving corporation (the "Surviving Corporation"). The Merger contemplates that approximately 96.6% of the issued and outstanding shares of common stock of INR Holding will be converted into cash and that approximately 3.4% of such shares will be retained by existing stockholders of Insilco. The Merger will become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time"). From and after the Effective Time, the Surviving Corporation will possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of INR Holding and Silkworm, all as provided under Delaware Law. The Merger is subject to customary conditions, including approval and adoption of the Merger Agreement by the stockholders of Insilco.

               After the Merger, it is expected that the DLJMB Funds will beneficially own approximately 90.0% of the outstanding shares of common stock of the Surviving Corporation.

                In connection with the Merger, on March 24, 1998, Water Street Corporate Recovery Fund I, L.P. ("Water Street") entered into the Voting Agreement with Insilco and Silkworm dated March 24, 1998 (attached hereto and made a part hereof as Exhibit 3). Pursuant to the Voting Agreement, Water Street has agreed to vote approximately 45.5% of the outstanding Shares, in favor of approval and adoption of the Merger Agreement.

               During the period (the "Agreement Period") beginning on March 24, 1998 and ending on the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(e), (f) or (g) thereof and payment in full of all amounts (if any) payable to Silkworm pursuant to
Section 5.04 of the Merger Agreement and (iii) the date of termination of the Merger Agreement for any other reason, Water Street has agreed to vote 1,783,878 Shares owned by it (the "Water Street Securities") to approve and adopt the Merger Agreement and the Merger and any actions related thereto at any meeting or meetings of the stockholders of Insilco, and at any adjournment thereof, at which such Merger Agreement (or any amended version or versions thereof), or such other actions, are submitted for the consideration and vote of the stockholders of Insilco. If at any time (i) there is a tender or exchange offer (an "Offer") commenced by any person to purchase Shares and
(ii) the Merger Agreement has been terminated pursuant to Section 9.01(e), 9.01(f) or 9.01(g) thereof, Water Street has the right to validly tender any or all of the Water Street Securities into the Offer three business days (the "Tender Day") prior to any scheduled expiration of such Offer. Any such tender or sale pursuant thereto will not be a breach of the provisions of the Voting Agreement and the Agreement Period will end upon consummation of such Offer. If Water Street elects to tender into the Offer, Silkworm will have the nonassignable option to purchase all (but not less than all) of the Water Street Securities at a price of $44.50 per Share in cash. In the event Silkworm exercises such option, Water Street will withdraw any Water Street Securities that were tendered in the Offer. The Voting Agreement will terminate immediately following such purchase, or upon Silkworm's failure to consummate such purchase by the designated time.

               Water Street has agreed that during the Agreement Period, it will not vote any Water Street Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Insilco or any other extraordinary transaction involving Insilco or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

               Water Street has agreed that during the Agreement Period it will not sell, transfer, assign or otherwise dispose of any Water Street Securities (whether to an affiliate or otherwise) until the expiration of the Agreement Period, other than pursuant to the Reorganization Merger or pursuant to the terms of the Voting Agreement.

               Water Street has agreed that during the Agreement Period it will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or facilitate any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish or disclose any nonpublic information relating to Insilco or any Subsidiary or afford access to the properties, books or records of Insilco or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party (other than Silkworm, its affiliates and their respective directors, officers, employees, agents or representatives) that Water Street believes may be considering making, or has made, an Acquisition Proposal. Water Street will promptly notify Silkworm after receipt of any Acquisition Proposal or any indication that any Third Party is considering making an Acquisition Proposal and will keep Silkworm fully informed of the status and details of any such Acquisition Proposal, indication or request. The Voting Agreement does not, however, limit actions taken, or require actions to be taken, (i) by any party related to Water Street who is, or one or more of whose affiliates, directors, partners, officers or employees is, a director or officer of Insilco that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of Insilco and, in the case of an officer of Insilco, as directed by the Board of Directors of Insilco or (ii) by an affiliate of Water Street, in such affiliate's capacity as investment banker, investment broker or financial advisor to Insilco, to the extent such affiliate performs such actions at the request of the Board of Directors of Insilco in connection with the exercise by the Board of Directors of its fiduciary obligations under applicable law consistent with Insilco's rights and obligations under the Merger Agreement. For the purposes of the Voting Agreement, "Acquisition Proposal" means, with respect to Water Street, an Acquisition Proposal as defined in the Merger Agreement but only in respect of the Water Street Securities.

               The Voting Agreement will terminate upon the termination of the Agreement Period.

               Subject to market conditions and other factors, the DLJMB Funds or other affiliates of DLJ may acquire or dispose of shares of Insilco from time to time in future open-market, privately negotiated or other transactions, may agree with Insilco or Water Street to amend the Merger Agreement or the Voting Agreement, may enter into agreements with third parties relating to acquisitions of securities to be issued by the Surviving Corporation or Silkworm, may enter into agreements with the management of Insilco relating to acquisitions of shares of the Surviving Corporation by members of management, issuances of options to management or their employment by the Surviving Corporation, or may effect other similar agreements or transactions.

               Item 5.  Interest in Securities of the Issuer.

               Silkworm, pursuant to the Voting Agreement, has acquired the agreement to vote in favor of the adoption and approval of the Merger Agreement, and, for purposes of Rule 13d-3 promulgated under the Exchange Act, may be deemed to beneficially own, the Water Street Securities, representing approximately 45.5% of the outstanding Shares of Insilco. Silkworm disclaims beneficial ownership of the Water Street Securities.

               Each of the DLJ Entities may be deemed to beneficially own the Water Street Securities. However, each of the DLJ Entities disclaims beneficial ownership of the Water Street Securities.

               As the sole stockholder of DLJCI and UKIP 1997 INC, DLJ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Water Street Securities that may be deemed to be owned beneficially by each of DLJCI and UKIP 1997 INC. Because of EQ's ownership interest in DLJ, EQ may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Water Street Securities that may be deemed to be beneficially owned indirectly by DLJ. Each of DLJ and EQ disclaims beneficial ownership of the Water Street Securities.

               Because of AXA's ownership interest in EQ, and the AXA Voting Trustees' power to vote the EQ shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Water Street Securities that EQ may be deemed to beneficially own indirectly. Because of the direct and indirect ownership interest in AXA of Finaxa and the Mutuelles AXA, each of Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Water Street Securities that AXA may be deemed to beneficially own indirectly. AXA, Finaxa, the Mutuelles AXA, and the AXA Voting Trustees expressly disclaim beneficial ownership of any of the Water Street Securities.

               Item 6. Contracts, Arrangements, Understandings or
Relationships with Respect to Securities of the Issuer.

               See response to Item 4.

               A copy of each of the Merger Agreement and the Voting Agreement are attached hereto as Exhibit 3 and 4 and are incorporated herein by reference.

               On March 24, 1998, certain executive officers of Insilco delivered a letter agreement (the "Value Appreciation Side Letter"), dated as of March 24, 1998, to Silkworm, stating that upon consummation of the transactions contemplated by the Merger Agreement, such executives will collectively be entitled to payments by Insilco or its Subsidiaries that in the aggregate are approximately $2,550,000 (at $44.50 per Share) under the Value Appreciation Agreements entered into in December 1996 among Insilco and each of such executive officers.

               Except for the agreements described above or in the response to
Item 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of Insilco, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

               Item 7. Material to be Filed as Exhibits.

               Exhibit 1: Joint filing agreement among the Reporting Persons

               Exhibit 2: Powers of Attorney

               Exhibit 3: Voting Agreement dated March 24, 1998 among Insilco Corporation, Silkworm Acquisition Corporation and Water Street Corporate Recovery Fund I, L.P.



                                SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    Silkworm Acquisition Corporation



                                    By: /s/ William F. Dawson
                                        -----------------------------------
                                        Name:  William F. Dawson
                                        Title: Vice President and Secretary




               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Merchant Banking Partners II, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer







   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Merchant Banking Partners II-A, L.P.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Millennium Partners, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                        as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary

   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Millennium Partners -A, L.P.

                                    By  DLJ Merchant Banking II, Inc.,
                                        as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


   After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ EAB Partners, L.P.

                                    By  DLJ LBO Plans Management Corporation
                                       as Managing General Partner


                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Offshore Partners II, C.V.

                                    By DLJ Merchant Banking II, Inc.,
                                       as Advisory General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Merchant Banking II, LLC

                                    By DLJ Merchant Banking II, Inc.,
                                       as Managing Member




                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Merchant Banking II, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer




               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Diversified Partners, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary




      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Diversified Partners-A, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer




      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Diversified Associates, L.P.

                                    By DLJ Diversified Partners, Inc.,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer




               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Diversified Partners, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ First ESC, L.P.

                                    By DLJ LBO Plans Management Corporation, as Managing
                                       General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ ESC II L.P.

                                    By DLJ LBO Plans Management Corporation,
                                       as Managing General Partner



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ LBO Plans Management Corporation



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary


               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJMB Funding II, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    DLJ Capital Investors, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Secretary and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    UK Investment Plan 1997 Partners

                                    By UK Investment Plan 1997, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President, Secretary
                                               and Treasurer

      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    UK Investment Plan 1997, Inc.





                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President, Secretary
                                               and Treasurer

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    Donaldson, Lufkin & Jenrette, Inc.



                                    By: /s/ Marjorie S. White
                                        -----------------------------------
                                        Name: Marjorie S. White
                                        Title: Vice President and Secretary

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    The Equitable Companies Incorporated



                                    By: /s/ Alvin H. Fenichel
                                        -----------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Senior Vice President and
                                               Controller

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: April 3, 1998

                                    AXA-UAP
                                    Finaxa
                                    AXA Assurances I.A.R.D. Mutuelle
                                    AXA Assurances Vie Mutuelle
                                    AXA Courtage Assurance Mutuelle
                                    Alpha Assurances Vie Mutuelle
                                    Claude Bebear, as AXA Voting Trustee
                                    Patrice Garnier, as AXA Voting Trustee
                                    Henri de Clermont-Tonnerre, as AXA Voting
                                      Trustee


                                    Signed on behalf of each of the above



                                    By: /s/ Alvin H. Fenichel
                                        -----------------------------------
                                        Name: Alvin H. Fenichel
                                        Title: Attorney-in-fact



                                                                    Schedule A
                     Executive Officers and Directors
                                    of
                     Silkworm Acquisition Corporation

              The names of the Directors and the names and titles of the Executive Officers of Silkworm Acquisition Corporation ("Silkworm") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Silkworm at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Silkworm and each individual is a United States citizen.

      Name, Business Address     Present Principal Occupation
      ----------------------     ----------------------------

*     Thompson Dean              Managing Partner,  DLJ Merchant Banking II,
                                 Inc.

*     William F. Dawson, Jr.     Vice President and Secretary; Senior Vice
                                 President, Donaldson, Lufkin & Jenrette
                                 Securities Corporation

----------
*     Director



                                                                    Schedule B
                     Executive Officers and Directors
                                    of
                       DLJ Merchant Banking II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Merchant Banking II, Inc. ("MBII INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of MBII INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to MBII INC and each individual is a United States citizen.

       Name, Business Address       Present Principal Occupation
       ----------------------       ----------------------------

*      Hamilton E. James            Chairman; Managing Director, Donaldson,
                                    Lufkin & Jenrette, Inc.

*      Nicole S. Arnaboldi          Managing Director

*      Thompson Dean                Managing Director

       Carlos Garcia                Managing Director

*      Peter T. Grauer              Managing Director

*      David L. Jaffe               Managing Director

*      Lawrence M.v.D. Schloss      Managing Director and Chief Operating
                                    Officer

*      Karl R. Wyss                 Managing Director


----------
*      Director




                                                                    Schedule C
                       Executive Officers and Directors
                                      of
                        DLJ Diversified Partners, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Diversified Partners, Inc. ("DP INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DP INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DP INC and each individual is a United States citizen.

     Name, Business Address     Present Principal Occupation
     ----------------------     ----------------------------

*    Hamilton E. James          Chairman; Managing Director, Donaldson,
                                Lufkin & Jenrette, Inc.

*    Lawrence M.v.D. Schloss    Managing Director and Chief Operating
                                Officer; Managing Director and Chief
                                Operating Officer, DLJ Merchant Banking II,
                                Inc.

*    Marjorie S. White          Secretary and Treasurer; Vice President and
                                Secretary, Donaldson, Lufkin & Jenrette, Inc.


----------
*    Director


                                                                    Schedule D
                     Executive Officers and Directors
                                    of
                          DLJMB Funding, II, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ MB Funding, II, Inc. ("Funding II") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Funding II at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Funding II and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Charles J. Hendrickson    Treasurer; Senior Vice President and
                               Treasurer, Donaldson, Lufkin & Jenrette, Inc.

     Marjorie S. White         Secretary; Vice President and Secretary,
                               Donaldson, Lufkin & Jenrette, Inc.

----------
*    Director



                                                                    Schedule E

                     Executive Officers and Directors
                                    of
                   DLJ LBO Plans Management Corporation

      The names of the Directors and the names and titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Vincent DeGiaimo          Vice President; Senior Vice President and
                               Managing Director, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President and Secretary; Vice President,
                               Donaldson, Lufkin & Jenrette, Inc.


----------
*    Director



                                                                    Schedule F

                     Executive Officers and Directors
                                    of
                        DLJ Capital Investors, Inc.

      The names of the Directors and the names and titles of the Executive Officers of DLJ Capital Investors, Inc. ("DLJCI") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJCI at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCI and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

*    John S. Chalsty           Chairman; Chairman and Chief Executive
                               Officer, Donaldson, Lufkin & Jenrette, Inc.

*    Hamilton E. James         Chief Executive Officer; Managing Director,
                               Donaldson, Lufkin & Jenrette, Inc.

*    Joe L. Roby               Chief Operating Officer; President and Chief
                               Operating Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Anthony F. Daddino        Executive Vice President and Chief Financial
                               Officer; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Secretary and Treasurer; Vice President and
                               Secretary, Donaldson, Lufkin & Jenrette, Inc.


----------
*    Director




                                                                    Schedule G

                     Executive Officers and Directors
                                    of
                       UK Investment Plan 1997, Inc.

      The names of the Directors and the names and titles of the Executive Officers of UK Investment Plan 1997, Inc. ("UKIP 1997 INC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of UKIP 1997 INC at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to UKIP 1997 INC and each individual is a United States citizen.

     Name, Business Address    Present Principal Occupation
     ----------------------    ----------------------------

     Anthony F. Daddino        President; Executive Vice President and Chief
                               Financial Officer, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Marjorie S. White         Vice President, Secretary and Treasurer; Vice
                               President and Secretary, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Stuart S. Flamberg        Director of Taxes; Senior Vice President and
                               Director of Taxes, Donaldson, Lufkin &
                               Jenrette, Inc.

*    Mark A. Competiello       Tax Manager; Senior Vice President and Tax
                               Manager, Donaldson, Lufkin & Jenrette, Inc.

---------
*    Director




                                                                    Schedule H

                     Executive Officers and Directors
                                    of
                    Donaldson, Lufkin & Jenrette, Inc.


      The names of the Directors and the names and titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 277 Park Avenue, New York, New York 10172. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

Name, Business Address                  Present Principal Occupation
----------------------                  ----------------------------

*    John S. Chalsty                    Chairman

*    Joe L. Roby                        President and Chief Operating Officer

*    Claude Bebear (1)                  Chairman of the Executive Board,
     AXA-UAP                            AXA-UAP
     23, avenue Matignon
     75008 Paris, France

*    Henri de Castries (1)              Senior Executive Vice President
     AXA-UAP                            Financial Services and Life Insurance
     23, avenue Matignon                Activities (U.S. & U.K.), AXA-UAP
     75008 Paris, France

*    Denis Duverne (1)                  Senior Vice President - International
     AXA-UAP                            Life, AXA-UAP
     23, avenue Matignon
     75008 Paris, France

*    Louis Harris                       Chairman and Chief Executive Officer,
     LH Research                        LH Research (research)
     152 East 38th Street
     New York, New York 10016-2605

*    Henri G. Hottinguer (2)            Chairman and Chief Executive Officer,
     Banque Hottinguer                  Banque Hottinguer (banking)
     38, rue de Provence
     75009 Paris, France

*    W. Edwin Jarmain                   President, Jarmain Group Inc. (private
     Jarmain Group Inc.                 investment holding company)
     Suite 2525, Box 36
     121 King Street, West
     Toronto, Ontario
     M5H 3T9 Canada

*    Francis Jungers                    Retired
     19880 NW Nestucca Drive
     Portland, Oregon 97229

*    Edward D. Miller                   President and Chief Executive Officer,
     1290 Avenue of the Americas        The Equitable Companies Incorporated
     New York, New York 10104

*    W. J. Sanders, III                 Chairman and Chief Executive Officer,
     Advanced Micro Devices, Inc.       Advanced Micro Devices
     901 Thompson Place
     Sunnyvale, CA 94086

*    Stanley B. Tulin                   Executive Vice President and Chief
                                        Financial Officer, The Equitable
                                        Companies Incorporated

*    John C. West                       Retired
     Bothea, Jordan & Griffin
     23B Shelter Cove
     Hilton Head Island, SC 29928

*    Carl B. Menges                     Vice Chairman of the Board

*    Hamilton E. James                  Managing Director

*    Richard S. Pechter                 Managing Director

*    Theodore P. Shen                   Managing Director

*    Anthony F. Daddino                 Executive Vice President and Chief
                                        Financial Officer

----------
*  Director
(1) Citizen of the Republic of France
(2) Citizen of Canada
(3) Citizen of Switzerland



                                                                    Schedule I

                     Executive Officers and Directors
                                    of
                   The Equitable Companies Incorporated

     The names of the Directors and the names and titles of the Executive Officers of The Equitable Companies Incorporated ("EQ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of EQ at 1290 Avenue of the Americas, New York, New York 10104. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to EQ and each individual is a United States citizen.


     Name, Business Address                  Present Principal Occupation
     ----------------------                  ----------------------------
*    Claude Bebear (1)                       Chairman of the Board;
     AXA-UAP                                 Chairman of the Exeuctive
     23, avenue Matignon                     Board, AXA-UAP
     75008 Paris, France

*    John S. Chalsty                         Chairman and Chief Executive
     Donaldson, Lufkin & Jenrette, Inc.      Officer, Donaldson, Lufkin
     277 Park Avenue                         & Jenrette, Inc.
     New York, NY  10172

*    Francoise Colloc'h (1)                  Senior Executive Vice President, Group
     AXA-UAP                                 Human Resources and Communications,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France

*    Henri de Castries (1)                   Vice Chairman of the Board; Senior
     AXA-UAP                                 Executive Vice President, Financial Services
     23, avenue Matignon                     and Life Insurance Activities, U.S. & U.K.),
     75008 Paris, France                     AXA-UAP

*    Joseph L. Dionne                        Chairman and Chief Executive Officer, The
     The McGraw-Hill Companies               McGraw-Hill Companies (publishing)
     1221 Avenue of the Americas
     New York, NY  10020

*    William T. Esrey                        Chairman and Chief Executive Officer, Sprint
     Sprint Corporation                      Corporation (telecommunications)
     P.O. Box 11315
     Kansas City, MO  64112

*    Jean-Rene Fourtou (1)                   Chairman and Chief Executive Officer,
     Rhone-Poulenc S.A.                      Rhone-Poulenc S.A. (manufacturer of
     25 quai Paul Doumer                     chemicals and agricultural
     92408 Courbevoie Cedex                  products)
     France

*    Jacques Friedmann (1)                   Chairman of the Supervisory Board,
     AXA-UAP                                 AXA-UAP
     9, Place Vendome
     75001 Paris
     France

     Robert E. Garber                        Executive Vice President and General
                                             Counsel; Executive Vice President and
                                             General Counsel, The Equitable Life
                                             Assurance Society of the United States

     Jerome S. Golden                        Executive Vice President; Executive
                                             Vice President, The Equitable Life
                                             Insurance Society of the United States

*    Donald J. Greene, Esq.                  Counselor-at-Law, Partner, LeBoeuf, Lamb,
     LeBoeuf, Lamb, Greene & MacRae, L.L.P.  Greene & MacRae, L.L.P. (law firm)
     125 West 55th Street
     New York, NY 10019

*    Anthony J. Hamilton (2)                 Group Chairman and Chief Executive Officer,
     Fox-Pitt, Kelton Group Limited          Fox-Pitt, Kelton Group Limited (finance)
     35 Wilson Street
     London, England  EC2M 2SJ

*    John T. Hartley                         Retired Chairman and Chief Executive
     Harris Corporation                      Officer, currently Director, Harris
     1025 NASA Boulevard                     Corporation (manufacturer of electronic,
     Melbourne, FL  32919                    telephone and copying systems)

*    John H. F. Haskell, Jr.                 Director and Managing Director, SBC
     Dillon, Read, Inc.                      Warburg Dillon Read, Inc. (formerly Dillon,
     535 Madison Avenue                      Read & Co., Inc.) (investment banking firm)
     New York, NY  10022

     Michael Hegarty                         Senior Executive Vice Chairman and Chief Operating
                                             Officer; President and Chief
                                             Operating Officer, The Equitable Life
                                             Assurance Society of the United States

*    Mary R. (Nina) Henderson                President, Bestfoods Grocery of CPC International, Inc.
     CPC Specialty Markets Group             (food manufacturer)
     700 Sylvan Avenue
     Englewood, NJ  07632


*    Joseph J. Malone                        Chairman of the Executive Committee of the Board;
                                             Chairman of the Executive Committe of the Board, The
                                             Equitable Life Assurance Society of the United States


*    W. Edwin Jarmain (3)                    President, Jarmain Group Inc. (private
     Jarmain Group Inc.                      investment holding company)
     Suite 2525
     121 King Street West
     Toronto, Ontario M5H 3T9
     Canada

*    Edward D. Miller                        President and Chief Executive Officer;
                                             Chairman and Chief Executive Officer, The
                                             Equitable Life Assurance Society of the
                                             United States

     Peter D. Noris                          Executive Vice President and Chief
                                             Investment Officer; Executive Vice President
                                             and Chief Investment Officer, The Equitable
                                             Life Assurance Society of the United States

*    Didier Pineau-Valencienne(1)            Chairman and Chief Executive Officer,
     64/70, avenue Jean Baptiste Clement     Schneider S.A. (electric equipment)
     92646 Boulogne Cedex, France

*    George J. Sella, Jr.                    Retired Chairman, President and Chief
     American Cyanamid Company               Executive Officer, American Cyanamid
     P.O. Box 397                            Company (manufacturer of pharmaceutical
     Newton, NJ  07860                       products and agricultural products)

     Jose Suquet                             Executive Vice President; Senior Executive Vice
                                             President and Chief Distribution Officer; The
                                             Equitable Life Assurance Society of the
                                             United States

     Stanley B. Tulin                        Executive Vice President and Chief Financial
                                             Officer; Senior Executive Vice President Vice Chairman and Chief
                                             Financial Officer, The Equitable Life
                                             Assurance Society of the United States

*    Dave H. Williams                        Chairman and Chief Executive Officer,
     Alliance Capital                        Alliance Capital Management Corp.
     Management Corporation                  (investment adviser)
     1345 Avenue of the Americas
     New York, NY  10105

----------
*    Director
(1)  Citizen of the Republic of France
(2)  Citizen of United Kingdom
(3)  Citizen of Canada



                                                                    Schedule J

           Members of Executive Committee and Supervisory Board
                                    of
                                  AXA-UAP


   The names and titles (for the Executive Committee members) of the Members of the Executive Committee and Supervisory Board of AXA-UAP and their business addresses and principal occupations are set forth below. If no address is given, the Member's business address is 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA-UAP and each individual is a citizen of the Republic of France.

                    Members of the Executive Committee

Name, Business Address            Present Principal Occupation
----------------------            ----------------------------

Claude Bebear                     Chairman of the Executive Board

Donald Brydon (1)                 Senior Executive Vice President, AXA
                                  Asset Management Europe

Henri de Castries                 Senior Executive Vice President,
                                  Financial Services and Insurance
                                  Activities (U.S. and U.K.)

John Chalsty (2)                  Senior Executive Vice President;
                                  Chairman and Chief Executive Officer,
                                  Donaldson, Lufkin & Jenrette, Inc.
                                  (investment banking)

Francoise Colloch                 Senior Executive Vice President,
                                  Group Human Resources and
                                  Communications

Jean-Pierre Gerard (3)            Senior Executive Vice President;
                                  Chief Executive Officer, Royale Beige
                                  (insurance)

Denis Kessler                     Senior Executive Vice President,
                                  Insurance Activities outside France,
                                  U.K. and U.S.

Claus Kleyboldt (4)               Senior Executive Vice President;
                                  Chairman of the Executive Board of
                                  AXA Colonia (insurance)

Gerard de La Martiniere           Senior Executive Vice President,
                                  Chief Financial Officer

Joseph J. Malone (2)              Chairman of the Executive Committee
                                  of the Board, The Equitable Companies
                                  Incorporated

Edward D. Miller (2)              Senior Executive Vice President;
                                  President and Chief Executive Officer,
                                  The Equitable Companies Incorporated

Jean-Louis Meunier                Senior Executive Vice President,
                                  Central Underwriting Officer

Michel Pinault                    Senior Executive Vice President,
                                  Group Administration

Claude Tendil                     Senior Executive Vice President,
                                  French Insurance Activities,
                                  international risks, transborder
                                  insurance projects and information
                                  systems policy

Geoff Tomlinson (5)               Senior Executive Vice President;
                                  Managing Director, National Mutual
                                  Holdings (insurance)

Dave H. Williams (2)              Senior Executive Vice President;
                                  Chairman and Chief Executive
                                  Officer, Alliance Capital Management
                                  Corporation (investment adviser)

Mark Wood (1)                     Senior Executive Vice President;
                                  Managing Director, Sun Life &
                                  Provincial Holdings plc


                     Members of the Supervisory Board


Name, Business Address                  Present Principal Occupation
----------------------                  ----------------------------
Jacques Friedmann                       Chairman of the Supervisory Board
9, Place Vendome
75008 Paris, France

Jean-Louis Beffa                        Chairman and Chief Executive
"Les Miroirs"                           Officer,
Cedex 27                                Compagnie de St. Gobain (industry)
92096 Paris La Defense, France

Antoine Bernheim                        General Partner, Lazard Freres et Cie
121, Avenue Haussman                    (investment banking); Chairman,
75008 Paris, France                     Assicurazioni Generali S.p.A.
                                        (insurance)

Jacques Calvet                          Former Chairman of the Executive
75, avenue de la Grande Armee           Board, Peugeot S.A. (auto
75116 Paris, France                     manufacturer)

David Dautreseme                        General Partner, Lazard Freres et Cie
121, Boulevard Haussman                 (investment banking)
75008 Paris, France

Guy Dejouany                            Honorary Chairman, Compagnie
52, rue d'Anjou                         Generaledes Eaux (industry and
75008 Paris, France                     services)

Paul Desmarais (7)                      Chairman and Chief Executive
751, Square Victoria                    Officer, Power Corporation (industry
Montreal Quebec                         and services)
H3Y 3JY Canada

Jean-Rene Fourtou                       Chairman and Chief Executive
25, quai Paul Doumer                    Officer, Rhone-Poulenc S.A.
93408 Courbevoie Cedex                  (industry)
France

Michel Francois-Poncet                  Chairman of the Supervisory Board,
5, Rue d'Antin                          Compagnie Financiere de Paribas
75002 Paris, France                     (financial services and banking)

Patrice Garnier                         Director, Finaxa
Latreaumont
76360 Baretin, France

Anthony J. Hamilton (1)                 General Partner, Fox-Pitt, Kelton
35 Wilson Street                        Group Limited (finance)
London, England EC2M 2SJ

Henri Hottinguer (6)                    Vice Chairman, Financier Hottinguer
38, rue de Provence                     (banking)
75009 Paris, France

Richard H. Jenrette (2)                 Senior Advisor,  Donaldson, Lukfin
c/o Donaldson, Lukfin & Jenrette,       & Jenrette, Inc. (investment banking)
Inc.
277 Park Avenue
New York, New York 10172

Henri Lachmann                          Chairman and Chief Executive
56, rue Jean Giraudoux                  Officer, Stafor Facom (office
67200 Strasbourg, France                furniture)

Gerard Mestallet                        Chairman of the Executive Board
1, rue d'Astorg                         (finance) Suez Lyonnaise des Eaux
75008 Paris, France

Friedel Neuber                          Chairman of the Executive Board,
Girozentrade Herzogstrasse 15           WestDeutsche Landesbank (banking)
D40127 Dusseldorf, Germany

Alfred von Oppenheim (4)                Chairman, Bank Oppenheim
Konsortium Oppenheim                    (banking)
Unter Sachsenrausen 4
50667 Koln, Germany

Michel Pebereau                         Chairman and Chief Executive
16, Boulevard des Italiens              Officer, Banque Nationale de Paris
75009 Paris, France                     (banking)

Didier Pineau-Valencienne               Chairman and Chief Executive
64-70, avenue Jean Baptiste Clement     Officer, Schneider S.A. (electric
92646 Boulogne Cedex, France            equipment)

Bruno Roger                             General Partner, Lazard Freres &
121, Boulevard Hausmann                 Cie (investment banking)
75008 Paris, France

Simone Rozes                            First Honorary President, Cour de
2, rue Villaret de Joyeuse              Cassation (government)
75017 Paris, France

----------
(1) Citizen of the United Kingdom
(2) Citizen of the United States of America
(3) Citizen of Belgium
(4) Citizen of Germany
(5) Citizen of Australia
(6) Citizen of Switzerland
(7) Citizen of Canada



                                                                    Schedule K

                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                                  FINAXA

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.



     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------
*    Claude Bebear                         Chairman and Chief Executive Officer;
                                           Chairman of the Executive Board, AXA-UAP

*    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
     4, avenue Van Dyke                    SCA (transportation)
     75008 Paris, France

*    Jean-Rene Fourtou                     Chairman and Chief Executive Officer,
     25, quai Paul Doumer                  Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                       Retired
     Latreaumont
     76360 Baretin, France

*    Henri Hottinguer (1)                  Chairman and Chief Executive Officer,
     38, rue de Provence                   Banque Hottinguer (banking)
     75009 Paris, France

*    Paul Hottinguer (1)                   Assistant Chairman and Chief Executive
     38, rue de Provence                   Officer, Banque Hottinguer (banking)
     75009 Paris, France

*    Henri Lachmann                        Chairman and Chief Executive Officer,
     56, rue Jean Giraudoux                Strafor Facom (office furniture)
     67000 Strasbourg, France

*    Andre Levy-Lang                       Chief Executive Officer, Paribas
     3, rue d'Antin                        (banking)
     75002 Paris, France

     Christien Manset                      Vice Chairman of the Supervisory Board,
     3, rue d'Antin                        Banque Paribas
     75002 Paris, France

*    Georges Rousseau                      Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

     Emilio Ybarra (2)                     Chairman, Banco Bilbao Vizcaya (banking)
     Paseo de la Castillone, 8
     28046 Madrid, Spain

----------
*    Member, Conseil d'Administration
(1)  Citizen of Switzerland
(2)  Citizen of Spain




                                                                    Schedule L

                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                     AXA ASSURANCES I.A.R.D. MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                  Present Principal Occupation
     ----------------------                  ----------------------------
*    Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France

     Jean-Luc Bertozzi                       Executive Officer

*    Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
     5, rue la Bruyere                       (industry)
     75009 Paris, France

*    Gerard Coutelle                         Retired

*    Henri de Castries                       Senior Executive Vice President, Financial
     23, avenue Matignon                     Services and Life Insurance Activities (U.S.
     75008 Paris, France                     & U.K.), AXA-UAP

*    Jean-Rene Fourtou                       Chairman and Chief Executive Officer,
     25, quai Paul Doumer                    Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                         Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                          Chairman and Chief Executive Officer,
     56, rue Jean Giraudoux                  Strafor Facom (office furniture)
     67000 Strasbourg, France

*    Francois Richer                         Retired

     Georges Rousseau                        Retired
*    2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                           Chief Executive Officer; Senior Executive
                                             Vice President, French Insurance Activities,
                                             AXA-UAP

*    Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management
     75018 Paris, France                     consulting)

*    Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel                France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France

----------
*    Member, Conseil d'Administration




                                                                    Schedule M

                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                        AXA ASSURANCES VIE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at 21, rue de Chateaudun, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                  Present Principal Occupation
     ----------------------                  ----------------------------
*    Claude Bebear                           Chairman; Chairman of the Executive Board,
     23, avenue Matignon                     AXA-UAP
     75008 Paris, France

     Jean-Luc Bertozzi                       Executive Vice President

*    Jean-Pierre Chaffin                     Manager, Federation de la Metallurgie
     11, rue de Rome                         (industry)
     75008 Paris, France

*    Henri de Castries                       Senior Executive Vice President, Financial
     23, avenue Matignon                     Services and Life Insurance Activities (U.S.
     75008 Paris, France                     & U.K.), AXA-UAP

*    Henri de Clermont-Tonnerre              Chairman of the Supervisory Board, Qualis
     4, avenue Van Dyke                      SCA (transportation)
     75008 Paris, France

*    Gerard Coutelle                         Retired

*    Jean-Rene Fourtou                       Chairman and Chief Executive Officer,
     25, quai Paul Doumer                    Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Henri Lachmann                          Vice Chairman; Chairman and Chief
     56, rue Jean Giraudoux                  Executive Officer, Strafor Facom (office
     67000 Strasbourg, France                furniture)

*    Francois Richer                         Retired

*    Georges Rousseau                        Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                           Chief Executive Officer; Senior Executive
     Tour Assur 38                           Vice President, French Insurance Activities,
     92083 Paris La Defense, France          AXA-UAP

*    Nicolas Thiery                          Chairman and Chief Executive Officer,
     6 Cite de la Chapelle                   Etablissements Jaillard (management
     75018 Paris, France                     consulting)

*    Francis Vaudour                         Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel                France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen, France


----------
*    Member, Conseil d'Administration




                                                                    Schedule N

                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                      AXA COURTAGE ASSURANCE MUTUELLE

     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of AXA Courtage Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Courtage Assurance Mutuelle at 26, rue de Louis-le-Grand, 75002 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Courtage Assurance Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                 Present Principal Occupation
     ----------------------                 ----------------------------

*    Claude Bebear                          Chairman; Chairman of the Executive Board,
     23, avenue Matignon                    AXA-UAP
     75008 Paris, France

*    Francis Cordier                        Chairman and Chief Executive Officer, Group
     rue Nicephore Niepce BP 232 76304      Demay Lesieur (food industry)
     Sotteville Les Rouen, France

*    Gerard Coutelle                        Retired

*    Henri de Castries                      Senior Executive Vice President, Financial
     23, avenue Matignon                    Services and Life Insurance Activities (U.S.
     75008 Paris, France                    & U.K.), AXA-UAP

*    Jean-Rene Fourtou                      Chairman and Chief Executive Officer,
     25, quai Paul Doumer                   Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                        Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                         Vice Chairman; Chairman and Chief
     56, rue Jean Giraudoux                 Executive Officer, Strafor Facom (office
     67000 Strasbourg, France               furniture)

*    Francis Magnan                         Chairman and Chief Executive Officer,
     50, boulevard des Dames                Compagnie Daher (air and sea transportation)
     13002 Marseille, France

*    Jean de Ribes                          Chairman and Chief Executive Officer,
     38, rue Fortuny                        Banque Rivaud (banking)
     75008 Paris, France

*    Georges Rousseau                       Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Jean-Paul Saillard                     Manager, AXA-UAP
     23, avenue Matignon
     75008 Paris, France

*    Claude Tendil                          Chief Executive Officer; Senior Executive
     Tour Assur 38                          Vice President, French Insurance Activities,
     92083 Paris La Defense, France         AXA-UAP


----------
*    Member, Conseil d'Administration




                                                                    Schedule O

                          Executive Officers and
                    Members of Conseil d'Administration
                                    of
                       ALPHA ASSURANCES VIE MUTUELLE


     The names of the Members of Conseil d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boieldieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

     Name, Business Address                Present Principal Occupation
     ----------------------                ----------------------------

*    Claude Bebear                         Chairman; Chairman of the Executive Board,
     23, avenue Matignon                   AXA-UAP
     75008 Paris, France

*    Henri Brischoux                       Corporate Secretary; AXA Assurance France
     Tour Assua 38
     92083 Paris La Defense, France

*    Bernard Cornille                      Audit Manager, AXA Assurances
     21, rue de Chateaudun
     75009 Paris, France

*    Henri de Castries                     Senior Executive Vice President, Financial
     23, avenue Matignon                   Services and Life Insurance Activities (U.S.
     75008 Paris, France                   & U.K.), AXA-UAP

*    Henri de Clermont-Tonnerre            Chairman of the Supervisory Board, Qualis
     4, avenue Van Dyke                    SCA (transportation)
     75008 Paris, France

*    Claude Fath                           Chairman of the Executive Board, UAP Vie
     Tour Assur 28F
     92083 Paris Las Defense, France

*    Jean-Rene Fourtou                     Chairman and Chief Executive Officer,
     25, quai Paul Doumer                  Rhone-Poulenc S.A. (industry)
     92408 Courbevoie Cedex
     France

*    Patrice Garnier                       Retired
     Latreaumont
     76360 Baretin, France

*    Henri Lachmann                        Vice Chairman; Chairman and Chief
     56, rue Jean Giraudoux                Executive Officer, Strafor Facom (office
     67000 Strasbourg, France              furniture)

*    Georges Rousseau                      Retired
     2, rue des Mouettes
     76130 Mont Saint Aignan, France

*    Claude Tendil                         Chief Executive Officer; Senior Executive
     Tour Assur 38                         Vice President, French Insurance Activities,
     92083 Paris La Defense, France        AXA-UAP

*    Francis Vaudour                       Chief Executive Officer, Segafredo Zanetti
     14, boulevard Industriel              France S.A. (coffee importing and processing)
     76301 Sotteville les Rouen,
     France

*    Member, Conseil d'Administration



                                                                     EXHIBIT 1

                          Joint Filing Agreement

   In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001, of Insilco Corporation, a Delaware corporation and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which together shall constitute one and the same instrument.


Silkworm Acquisition Corporation


By:   /s/ William F. Dawson
      -----------------------------
Name: William F. Dawson
Title: Vice President and Secretary



DLJ Merchant Banking Partners II, L.P.
by: DLJ Merchant Banking II, Inc.
its: Managing General Partner


By:   /s/ Marjorie S. White
      -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer



DLJ Merchant Banking Partners II-A, L.P.
by: DLJ Merchant Banking II, Inc.
its: Managing General Partner


By:   /s/ Marjorie S. White
      -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer



DLJ Millennium Partners, L.P.
by: DLJ Merchant Banking II, Inc.
its: Managing General Partner


By:   /s/ Marjorie S. White
      -----------------------------
Name: Marjorie S. White
Title: Vice President and Treasurer


DLJ Millennium Partners-A, L.P.
by:  DLJ Merchant Banking II, Inc.
its: Managing General Partner


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President and Treasurer



DLJ EAB Partners, L.P.
by: DLJ LBO Plans Management Corporation
its: Managing General Partner


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President and Secretary


DLJ Offshore Partners II, C.V.
by: DLJ Merchant Banking II, Inc.
its: Advisory General Partner


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer


DLJ Merchant Banking II, LLC
by: DLJ Merchant Banking II, Inc.
its: Managing Member


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer



DLJ Merchant Banking II, Inc.


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer



DLJ Diversified Partners, L.P.
by: DLJ Diversified Partners, Inc.
its: Managing General Partner


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President and Secretary



DLJ Diversified Partners-A L.P.
by: DLJ Diversified Partners, Inc.
its: Managing General Partner


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer



DLJ Diversified Associates, L.P.
by: DLJ Diversified Partners, Inc.
its: General Partner


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer



DLJ Diversified Partners, Inc.


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer



DLJ First ESC, L.P.
by: DLJ LBO Plans Management Corporation
its: Managing General Partner


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President and Secretary



DLJ ESC II, L.P.
by: DLJ LBO Plans Management Corporation
its: Managing General Partner




By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President and Secretary


DLJ LBO Plans Management Corporation

By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President and Secretary


DLJMB Funding II, Inc.


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary


DLJ Capital Investors, Inc.


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Secretary and Treasurer


UK Investment Plan 1997 Partners
by: UK Investment Plan 1997, Inc.


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title:  Vice President,
        Secretary and Treasurer

UK Investment Plan 1997, Inc.


By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President,
       Secretary and Treasurer



Donaldson, Lufkin & Jenrette, Inc.




By:  /s/ Marjorie S. White
     -----------------------------
Name: Marjorie S. White
Title: Vice President and Secretary






The Equitable Companies Incorporated




By:  /s/ Alvin H. Fenichel
     -----------------------------
     Name: Alvin H. Fenichel
     Title: Senior Vice President and Controller






AXA-UAP
Finaxa
AXA Assurances I.A.R.D. Mutuelle
AXA Assurances Vie Mutuelle
AXA Courtage Assurance Mutuelle
Alpha Assurances Vie Mutuelle
Claude Bebear, as AXA Voting Trustee
Patrice Garnier, as AXA Voting Trustee
Henri de Clermont-Tonnerre, as AXA Voting Trustee


Signed on behalf of each of the above




By:  /s/ Alvin H. Fenichel
     -----------------------------
Name: Alvin H. Fenichel
Title: Attorney-in-fact





                                                                     EXHIBIT 2


                             Power of Attorney


               AXA, a societe anonyme organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard
V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                    AXA

                                    By: /s/ Claude Bebear
                                        -----------------------------------
                                        Name: Claude Bebear
                                        Title: Chairman and Chief Executive
                                               Officer



                             Power of Attorney

               Finaxa, a societe anonyme organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.



                                    FINAXA


                                    By: /s/ Claude Bebear
                                        -----------------------------------
                                        Name: Claude Bebear
                                        Title: Chairman and Chief Executive
                                               Officer


                             Power of Attorney

               AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                    AXA ASSURANCES I.A.R.D. MUTUELLE

                                    By: /s/ Claude Tendil
                                        -----------------------------------
                                        Name: Claude Tendil
                                        Title: Chief Executive Officer



                             Power of Attorney

               AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                    AXA ASSURANCES VIE MUTUELLE

                                    By: /s/ Claude Tendil
                                        -----------------------------------
                                        Name: Claude Tendil
                                        Title: Chief Executive Officer


                             Power of Attorney

               Uni Europe Assurance Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of the Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.



                                    UNI EUROPE ASSURANCE MUTUELLE

                                    By: /s/ Claude Tendil
                                        -----------------------------------
                                        Name: Claude Tendil
                                        Title: Chief Executive Officer


                             Power of Attorney

               Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of the Republic of France (the "Corporation"), hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Corporation and in the name, place and stead of the Corporation, in any and all capacities, to execute for and on behalf of the Corporation, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Corporation, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Corporation (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Corporation any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Corporation hereby grants to such attorneys-in-fact and agents of the Corporation full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Corporation might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Corporation or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Corporation, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Corporation.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                    ALPHA ASSURANCES VIE MUTUELLE

                                    By: /s/ Claude Tendil
                                        -----------------------------------
                                        Name: Claude Tendil
                                        Title: Chief Executive Officer


                             Power of Attorney

               Claude Bebear, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard
V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                    By: /s/ Claude Bebear
                                        -----------------------------------
                                        Name: Claude Bebear
                                        Title: Voting Trustee


                             Power of Attorney

               Henri de Clermont-Tonnerre, as Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of the Republic of France and the Voting Trustees identified herein, hereby constitutes and appoints each of Richard V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation, or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.



                                    By: /s/ Henri de Clermont-Tonnerre
                                        -----------------------------------
                                        Name: Henri de Clermont-Tonnerre
                                        Title: Voting Trustee


                             Power of Attorney

               Patrice Garnier, as a Voting Trustee (the "Trustee"), pursuant to a Voting Trust Agreement dated as of May 12, 1992, by and among AXA, a societe anonyme organized under the laws of Republic of France, and the Voting Trustees identified therein, hereby constitutes and appoints each of Richard
V. Silver, Henry Q. Conley, Alvin H. Fenichel and Allen J. Zabusky, acting singly, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the Trustee and in the name, place and stead of the Trustee, in any and all capacities, to execute for and on behalf of the Trustee, all Schedules 13D and Schedules 13G as required by the Securities Exchange Act of 1934, as amended, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, the issuer and relevant stock exchanges (individually, each a "Filing"); provided, however, that unless specifically instructed in writing by the Trustee, this Power of Attorney does not authorize any of the above-listed attorneys-in-fact and agents of the Trustee (or any person substituted or resubstituted therefor) to execute or file for or on behalf of the Trustee any Filing with respect to (i) the Common Stock, par value $.01 per share, of The Equitable Companies Incorporated, a Delaware corporation or (ii) the Units Representing Assignments of Beneficial Ownership of Limited Partnership Interests in Alliance Capital Management L.P., a Delaware limited partnership. The Trustee hereby grants to such attorneys-in-fact and agents of the Trustee full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the Trustee might or could, and hereby ratifies and confirms all that said attorneys-in-fact and agents of the Trustee or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

               The undersigned acknowledges that the foregoing attorneys-in-fact and agents of the Trustee, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 13(d) of the Securities Exchange Act of 1934.

               The powers hereby conferred upon the said attorneys-in-fact and agents shall continue in force until notice of the revocation of this Power of Attorney has been received by the said attorneys-in-fact and agents of the Trustee.

               IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Power of Attorney this 24 day of June, 1996.


                                    By: /s/ Patrice Garnier
                                        -----------------------------------
                                        Name: Patrice Garnier
                                        Title: Voting Trustee



                                                                     EXHIBIT 3

                             VOTING AGREEMENT

               In consideration of Silkworm Acquisition Corporation, a Delaware corporation ("Holdco"), Insilco Corporation, a Delaware corporation (the "Company"), and INR Holding Co., a Delaware corporation and existing wholly owned subsidiary of the Company ("Existing Sub"), entering into on the date hereof an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that upon the terms and subject to the conditions thereof, (i) pursuant to the Reorganization Merger (as defined in the Merger Agreement), the Company will become a wholly-owned subsidiary of Existing Sub and the shares of common stock in the Company (the "Company Common Stock") will be exchanged for shares of common stock of Existing Sub, having the same rights, powers, privileges and preferences as the Company Common Stock and (ii) immediately following the Reorganization Merger, Holdco will be merged with and into Existing Sub (the "Merger") with Existing Sub continuing as the surviving corporation, and pursuant thereto each outstanding share of the Company Common Stock will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, the undersigned holder (the "Stockholder") of shares of the Company Common Stock agrees with Holdco as follows:

      8. During the period (the "Agreement Period") beginning on the date hereof and ending on the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(e), 9.01(f) or 9.01(g) thereof and payment in full of all amounts (if any) payable to Holdco pursuant to Section 5.04 of the Merger Agreement and (iii) the date of termination of the Merger Agreement for any other reason, the Stockholder hereby agrees to vote 1,783,878 shares of Company Common Stock (the "Stockholder Securities") to approve and adopt the Merger Agreement and the Merger (provided that the Stockholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the written consent of the Stockholder, been amended in any manner that is material and adverse to the Stockholder) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed (including any adjournment thereof) prior to the termination of the Agreement Period. Notwithstanding anything to the contrary provided in this Voting Agreement, if at any time (i) there is a tender or exchange offer (an "Offer") commenced by any person to purchase Company Common Stock and (ii) the Merger Agreement has been terminated pursuant to Section 9.01(e), 9.01(f) or 9.01(g) thereof, then the Stockholder shall have the right to validly tender any or all of its Stockholder Securities into the Offer three business days (the "Tender Day") prior to any scheduled expiration of such Offer. Any such tender or sale pursuant thereto shall not be a breach of the provisions of this Voting Agreement and the Agreement Period shall be deemed to end upon consummation of such Offer. In addition, nothing in this Voting Agreement shall preclude the Stockholder from making, during the Agreement Period, any election with respect to the form of consideration in respect of an Acquisition Proposal.

               At or prior to 10:00 A.M. (New York City Time) on the Tender Day, Stockholder will deliver to Holdco written notice if it elects to tender into such Offer. If Stockholder elects to tender into the Offer, Holdco will have the nonassignable option to purchase all (but not less than all) of the Stockholder Securities at a price of $44.50 per share in cash by delivery to Stockholder of a written notice making such election no later than 10:00 A.M. (New York City Time) on the business day immediately following the Tender Day. In the event Holdco exercises such option, Stockholder will withdraw any Stockholder Securities that were tendered in the Offer, and the settlement for the purchase thereof by Holdco pursuant to this paragraph will take place by 12:00 Noon (New York City Time) on the second business day immediately following the Tender Day. This Voting Agreement shall terminate immediately following such purchase, or upon Holdco's failure to consummate such purchase by such designated time.

      9. During the Agreement Period, the Stockholder hereby agrees that it will not vote any of the Stockholder Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

     10. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or facilitate any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party (other than Holdco, its affiliates and their respective directors, officers, employees, agents or representatives) that the Stockholder believes may be considering making, or has made, an Acquisition Proposal. The Stockholder will promptly notify Holdco after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal and will keep Holdco fully informed of the status and details of any such Acquisition Proposal, indication or request. Anything herein to the contrary notwithstanding, this Voting Agreement shall not limit actions taken, or require actions to be taken, (i) by any party related to the Stockholder who is, or one or more of whose affiliates, directors, partners, officers or employees is, a director or officer of the Company that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of the Company and, in the case of an officer of the Company, as directed by the Board of Directors of the Company or (ii) by an affiliate of the Stockholder, in such affiliate's capacity as investment banker, investment broker or financial advisor to the Company, to the extent such affiliate performs such actions at the request of the Board of Directors of the Company in connection with the exercise by the Board of Directors of its fiduciary obligations under applicable law consistent with the Company's rights and obligations under the Merger Agreement.

     11. The Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock owned by the Stockholder with respect to the Merger.

     12. The Stockholder hereby represents and warrants to Holdco that as of the date hereof:

     (a) the Stockholder (i) owns beneficially all of the Stockholder Securities, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) is not party to any voting agreement, and has not granted any person any proxy (revocable or irrevocable), with respect to the Stockholder Securities (other than this Voting Agreement);

     (b) this Voting Agreement is the valid and binding agreement of the Stockholder; and

     (c) other than as disclosed pursuant to the Merger Agreement, no investment banker, broker or finder is entitled to a commission or fee from the Company in respect of this Voting Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

     13. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

     14. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

     15. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Voting Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

     16. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     17. The Stockholder will, upon reasonable request, execute and deliver any additional documents deemed by Holdco to be necessary or desirable to complete and effectuate the covenants contained herein.

     18. This Voting Agreement shall terminate upon the termination of the Agreement Period.

     19. The Stockholder agrees that it will not sell, transfer, assign, encumber or otherwise dispose of any of the Stockholder Securities (whether to an affiliate or otherwise) until the expiration of the Agreement Period, other than pursuant to the Reorganization Merger or pursuant to the terms of this Voting Agreement.

     20. Holdco and the Company understand and agree that this Voting Agreement pertains only to the Stockholder and not to any of its affiliates, if any, or advisers.

     21. (a) Holdco and the Company severally and not jointly represent and warrant to the Stockholder that (i) there is no agreement, understanding or commitment, written or oral, to pay any consideration directly or indirectly in connection with the Merger or otherwise to or for the benefit of any holder of Company Common Stock or options thereon other than as set forth in the Merger Agreement (except, in the case of directors, employees, agents, customers, suppliers or contractors of the Company who are also holders, such consideration as is payable by the Company in the ordinary course of business and except for amounts payable to officers, directors or employees in connection with or pursuant to any options, or option, stock purchase, stock ownership or other employee benefit plans), (ii) this Voting Agreement is the valid and binding agreement of Holdco and the Company, as the case may be, and
(iii) Holdco and the Company, as the case may be, have not entered into any voting agreements with any other existing shareholders of the Company prior to or concurrently with this Voting Agreement.

     (b) If Holdco or the Company enters into any agreement with any other stockholder having a purpose or effect substantially similar to that of this Voting Agreement on financial or other terms (with respect to such other stockholder) more favorable than the terms of this Voting Agreement, the Stockholder will have the right to elect any of the benefits thereof, as they may be amended or waived from time to time.

     22. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

      if to Holdco, to:

      Thompson Dean
      c/o DLJ Merchant Banking II, Inc.
      277 Park Avenue
      New York, New York 10172
      Telecopy: 212-892-7552

      if to the Company, to:

      Insilco Corporation
      425 Metro Place North
      5th Floor
      Dublin, Ohio 43017
      Attention: General Counsel
      Telecopy: 614-791-3195

      if to the Stockholder, to:

      Water Street Corporate Recovery Fund I, L.P.
      c/o Goldman, Sachs & Co.
      85 Broad Street
      New York, New York 10004
      Attention: David J. Greenwald, Esq.
      Telecopy: 212-357-5505

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.

     23. Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement. For purposes of this Voting Agreement, following consummation of the Reorganization Merger, "Company" means Existing Sub and "Company Common Stock" means the shares of common stock of Existing Sub resulting from the Reorganization Merger.

               IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 24th day of March, 1998.




                                    SILKWORM ACQUISITION
                                         CORPORATION


                                    By /s/ William F. Dawson
                                       -----------------------------
                                       Name:  William F. Dawson
                                       Title: Vice President and Secretary


                                    INSILCO CORPORATION


                                    By /s/ Robert L. Smialek
                                       -----------------------------
                                       Name:  Robert L. Smialek
                                       Title: President, Chief Executive
                                               Officer and Director


                                    WATER STREET CORPORATE
                                         RECOVERY FUND I, L.P.

                                    By: Goldman, Sachs & Co.,
                                            its General Partner

                                    By /s/ Terrence M. O'Toole
                                       -----------------------------
                                       Name:  Terrence M. O'Toole
                                       Title: Managing Director